EXHIBIT 10.35

U.S. WIRELESS DATA Inc.
Delivering the New Standard in Transaction Processing


November 24, 1997


Raymond J. Mueller
3130 Butler Bay drive, N
Windermere, Florida 34786

Dear Ray:

Pursuant to our discussions, this letter is the formal offer of employment which I am delighted to extend to you. The following outlines the specifics of the offer for your consideration:

Position:  Vice President, Operations

Reports to:  Chief Executive Officer

Start Date:  November 24, 1997

Compensation: Base Salary of $100,000.00 annually with $25,000 in bonus on achievement of agreed upon performance goals.

Stock Options: 50,000 Qualified Stock option shares with a vesting schedule of 10% at grant date, plus 3% per month thereafter. The exercise price will be the average trading price of the stock on the day of the grant. Additional stock options, up to 50,000 will be made available to you based upon specific performance criteria, which will be developed within 90 days of your employment.

Benefits: You will be eligible for all U.S. Wireless Data benefits according to existing eligibility requirements.

Severance: Should U.S. Wireless Data, Inc. terminates your employment without cause, your base salary will be continued for a period of one (1) year beyond your termination date.

Ray, I look forward to working with you. Please indicate your acceptance of this offer by signing and dating below

Best regards,


Evon A. Kelly



Accepted this 24th day of November, 1997    By:/s/ Raymond J. Mueller
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